Exhibit 10.9
ALTO NEUROSCIENCE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED: JANUARY 16, 2024
AMENDED: MARCH 17, 2025
(i)
Each member of the Board of Directors (the “Board”) of Alto Neuroscience, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (such date, the “Effective Date”). This Policy will be effective as of the Effective Date and may be amended and/or amended and restated at any time in the sole discretion of the Board or the Compensation and Management Development Committee of the Board (the “Compensation Committee”).

A.Annual Cash Compensation
The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

Unless otherwise set forth in an Election Form (as defined below), each Eligible Director may elect in writing on an annual basis to receive all or a portion of the Eligible Director’s annual cash compensation under this Policy in the form of a stock option (each such election, an “Election”). Each such stock option will have the applicable terms and conditions set forth below under paragraph B(i). Each Election shall be made pursuant to a form of election (“Election Form”), which shall contain such terms and conditions, as approved by the Board or the Compensation Committee, and each Election shall be submitted in accordance with the procedures and timing set forth in the Election Form; provided, however, that each Election must be made no later than prior to the commencement of the period for which the annual cash compensation subject to the Election would have otherwise been earned. Each properly submitted Election shall be effective and irrevocable on the date submitted to the Company with respect to the annual cash compensation for the period to which it applies.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $40,000
b.    Lead Independent Director of the Board (in addition to Eligible Director Annual Board Service Retainer): $20,000
c.    Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $30,000

2.    Additional Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $16,000
b.    Chair of the Compensation Committee: $12,000
c.    Chair of the Nominating and Corporate Governance Committee: $10,000

3.    Additional Annual Committee Member Service Retainer (other than to Committee Chairs):
a.    Member of the Audit Committee: $8,000
b.    Member of the Compensation Committee: $6,000
c.    Member of the Nominating and Corporate Governance Committee: $5,000

B.Equity Compensation
The equity compensation set forth below will be granted under the Company’s 2024 Equity Incentive Plan, as may be amended from time to time, or any successor plan (the “Plan”). All equity awards granted pursuant to this Policy will be Nonstatutory Stock Options (as defined in the Plan), with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of Continuous Service (as defined in the Plan) as provided in the Plan).

(i)Stock Options Granted in lieu of Annual Cash Compensation. Without any further action of the Board or the Compensation Committee, each Eligible Director that has properly and timely delivered an Election to the Company will automatically be granted a Nonstatutory Stock Option on the first business day of the calendar year to which the Election relates (each, an “Election Option”); provided however, that if an Eligible Director is newly elected or appointed to the Board after the first business day of a calendar year, such Eligible Director’s Election with respect to the calendar year in which the election or appointment occurs shall be deemed to be timely delivered if delivered to the Company prior to the effective date of such Eligible Director’s election or appointment to the Board and, in such event, the newly elected or appointed Eligible Director shall automatically be granted an Election Option on the effective date of such election or appointment to the Board. Each Election Option will have a grant date value, calculated based on the Black-Scholes option valuation methodology, equal to the annual cash compensation that such Nonstatutory Stock Option is being granted in lieu of, provided that the number of shares covered by such Nonstatutory Stock Option will be rounded down to the nearest whole share. Unless otherwise set forth in an Election Form, each Election Option will vest and become exercisable in substantially equal installments on the last day of each fiscal quarter over the number of quarters to which the Election applies, subject to the Eligible Director’s Continuous Service through each applicable vesting date; provided, that for an Election Option granted in the year of initial election or appointment to an Eligible Director who commences service on the Board other than on the first day of a fiscal quarter, (i) the tranche of the Election Option that vests and becomes exercisable on the last day of the initial partial quarter of Board service will be prorated to reflect the prorated cash compensation that would otherwise have been paid for such partial quarter, and (ii) the remaining tranche(s) of such Election Option will vest and become exercisable in substantially equal installments on the last day of each subsequent fiscal quarter in such year, in each case, subject to the Eligible Director’s Continuous Service through each applicable vesting date.

(ii)Initial Grant. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a Nonstatutory Stock Option to purchase 30,574 shares of Common Stock (“Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through each such vesting date. The Initial Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through such date.

(iii)Annual Grant. On the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”) held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board (excluding any Eligible Director who is first elected to the Board at such Annual Meeting) will be automatically, and without further action by the Board or Compensation Committee, granted a Nonstatutory Stock Option to purchase 15,287 shares of Common Stock (the “Annual Grant”). The Annual Grant will vest on the earlier to occur of (x) the one-year anniversary of the date of grant and (y) the date of Company’s next Annual Meeting following the date of grant, subject to the Eligible Director’s Continuous Service through such vesting date. The Annual Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of an Annual Meeting, upon the Company’s first Annual Meeting following such Eligible Director’s election or appointment to the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first Annual Meeting.
The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our Common Stock, or any distribution to holders of our Common Stock other than an ordinary cash dividend, including without limitation any stock split or reverse stock split that occurs in connection with the initial public offering of the Company’s Common Stock.

C.Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

D.Ability to Decline Compensation
An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

E.Expenses
The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.